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                         TD WATERHOUSE VARIABLE ANNUITY
                               SEPARATE ACCOUNT A
                      FIRST FORTIS LIFE INSURANCE COMPANY

      SUPPLEMENT DATED AUGUST 2, 2002 TO THE PROSPECTUS DATED MAY 1, 2002

Montgomery Variable Series: Growth Fund will close to new and subsequent Premium Payments and transfers of Contract Value as of the close of the New York Stock Exchange on September 5, 2002.

Pending shareholder approval, Montgomery Variable Series: Growth Fund will liquidate on or about October 31, 2002. If the liquidation is approved and you have not transferred your Contract Value out of the Montgomery Variable Series:
Growth Fund Sub-Account by the date of the liquidation, your Contract Value invested in that Sub-Account will be automatically transferred to the Alliance Money Market Portfolio Sub-Account.

Prior to the date of the liquidation, you are permitted to make one special transfer of all your Contract Value invested in the Montgomery Variable Series:
Growth Fund Sub-Account to the other Sub-Accounts or the General Account. This one special transfer will not be counted toward any limitations on transfers under your Contract.

Contract Owners who are automatically transferred to the Alliance Money Market Portfolio Sub-Account will be permitted to make one special transfer out of the Alliance Money Market Portfolio Sub-Account to the other Sub-Accounts or the General Account until 30 days after the date of the liquidation. This one special transfer will not be counted toward any limitations on transfers under your Contract.

  THIS SUPPLEMENT SHOULD BE RETAINED WITH THE PROSPECTUS FOR FUTURE REFERENCE.

HV-3815
333-20343
333-20345